Exhibit 99.1

McClatchy Names Peter Farr As Controller and Chief Accounting Officer

SACRAMENTO, Calif., March 20, 2018 /PRNewswire/ -- The McClatchy Company (NYSE American: MNI) announced today Peter Farr will join the company as corporate controller and chief accounting officer on April 16, 2018.

Peter, 54, is currently the Northwest Accounting Policy Director for The Boeing Company in Seattle, WA, where he has spent the past ten years in increasingly senior leadership roles. He holds a Masters of Professional Accountancy from Montana State University and is a CPA, with prior experience in industry and at the accounting firm Deloitte & Touche, LLP. Farr served as a Captain in the United States Marine Corps for 6 years.

"We are thrilled to have a person of Peter's technical expertise and strong leadership capabilities join and direct our corporate finance department," said Elaine Lintecum, McClatchy's Chief Financial Officer. "Peter is an accomplished accountant, a strong business leader and has a great commitment to public service, all qualities that mesh well with our strategic goals and commitment to our communities at McClatchy. He will be a great addition to our team as we continue our digital transformation and expand our digital products and services."

"I'm thrilled to join McClatchy's talented financial team," said Peter Farr. "I've always cared about the communities where my wife and I have raised our children and to be able to work at a company where the underlying cornerstone of its business is to be essential to its communities is an exciting opportunity."

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

CONTACT: Elaine Lintecum, VP Finance and CFO, 916-321-1846, elintecum@mcclatchy.com